Exhibit (j)

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Post-Effective Amendment No. 52 to Registration Statement No. 002-75537 on Form N-1A of our reports each dated March 16, 2009 relating to the financial statements and financial highlights of Fidelity Massachusetts Municipal Trust, including Fidelity Massachusetts AMT Tax-Free Money Market Fund, Fidelity Massachusetts Municipal Income Fund, and Fidelity Massachusetts Municipal Money Market Fund, each appearing in the Annual Report on Form N-CSR of Fidelity Massachusetts Municipal Trust for the year ended January 31, 2009, and to the references to us under the headings "Financial Highlights" in the Prospectuses and "Independent Registered Public Accounting Firm" in the Statements of Additional Information, which are a part of such Registration Statement.

/s/ Deloitte & Touche LLP

Deloitte & Touche LLP

Boston, Massachusetts

March 27, 2009